Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER 2024

Dallas, Texas, December 5, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.311170 per unit, payable on December 30, 2024, to unit holders of record on December 16, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for September 2024 and the gas production for August 2024, which is considered current production. Preliminary production volumes are approximately 68,183 barrels of oil and 1,536,640 Mcf of gas. Preliminary prices are approximately $71.76 per barrel of oil and $1.39 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to a decrease in oil and gas production, as well as a decrease in the pricing of both oil and natural gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	68,183	1,536,640	$71.76	$1.39

Prior Month	70,299	1,898,789	$76.90	$1.78

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $1,526,000 of revenue received will be posted in the following month of December, in addition to normal cash receipts received during December. Since the close of business in November and prior to this press release, approximately $290,000 in revenue has been received.

Approximately $1,624,000 for 2024 Ad Valorem taxes was deducted from this month’s distribution as compared to $990,000 this time last year. The trustee has been advised that some of the tax renditions have been delayed somewhat this year, so the amounts to be deducted in the January 2025 and February 2025 distributions may be different relative to the same time periods last year. Ad Valorem tax payments are normal expenditures at this time of year.

The 2023 Annual Report with Form 10-K and the January 1, 2024 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

Forward-looking Statements

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Nancy Willis – Director of Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839